Exhibit 99.1

MarketAxess Reports First Quarter 2022 Results

NEW YORK | April 20, 2022 - MarketAxess Holdings Inc. (Nasdaq: MKTX) the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced financial results for the first quarter of 2022.

1Q22 Financial and operational highlights*

•	Revenues of $186.1 million; second highest level ever of quarterly revenue; record U.S. Treasury, emerging markets and municipal bond revenue.

•	Total expenses of $98.0 million, up 7% on continued investment; up 5%, excluding acquired intangible amortization.

•	$105.8 million in EBITDA and EBITDA margin of 56.8%.

•

Diluted EPS of $1.71 includes a net $0.02 per share negative impact from tax and other, net special items; excluding the non-recurring tax charge, the Company reconfirms full-year 2022 effective tax rate guidance range of 24.0% to 26.0%.

•	Declared $0.70 per share dividend; repurchased 101,514 shares for a total cost of $38.8 million.

•

Record total trading average daily volume (“ADV”) of $37.5 billion, up 22%, driven principally by record U.S. Treasury ADV of $25.1 billion; credit ADV of $12.0 billion, with record emerging markets ADV of $3.1 billion and record municipal bond ADV of $288 million.

•	Estimated combined U.S. high-grade and high-yield market share of 19.1%, in line with the prior year; approximately 92% of credit volume on the platform was executed by institutional clients.

•	Delivered $201 million in estimated transaction cost savings for clients through Open Trading, our differentiated liquidity pool, surpassing 1Q21 levels.

•	Record $14 billion in portfolio trading volume.

*	All comparisons versus first quarter 2021 unless otherwise noted.

Rick McVey, Chairman of the Board and CEO of MarketAxess commented: “Record trading volumes this quarter surpassed pandemic level highs, driven principally by strong sequential improvement in credit and record U.S. Treasury volumes. This strong performance reflects the excellent strides we have made in executing our growth strategy, expanding our geographic diversification and establishing a broader foundation for growth. We have delivered these results as market conditions continue to improve, with wider spreads and increased spread volatility driving significant cost savings for our clients through Open Trading, our differentiated liquidity pool. We believe we are well positioned to capture the global e-trading opportunity ahead of us due to our expanded global product footprint, improving market conditions and our continued focus on trading automation and all-to-all trading.”

1Q22 Select financial results

		1Q22 vs. 4Q21	1Q22 vs. 1Q21
$ in millions, except per share data (unaudited)	1Q22	% CHANGE	% CHANGE
Revenues	$186	13%	(5%)

Operating Income	$88	21%	(15%)

Operating Margin %	47%	+340 bps	(560) bps

Net Income	$65	24%	(19%)

Diluted EPS	$1.71	25%	(19%)

EBITDA	$106	22%	(7%)

EBITDA Margin %	57%	+450 bps	(140) bps

Quarterly trading volume (ADV)

		CREDIT							RATES
$ in millions (unaudited)	Total Volumes	High-Grade	High-Yield	Emerging Markets	Eurobonds	Other Credit Prod.	Total Other Credit	Total Credit	US Govt. Bonds	Agcy./Other Govt. Bonds	Total Rates
1Q22	$37,504	$5,518	$1,626	$3,060	$1,493	$308	$6,487	$12,005	$25,076	$423	$25,499

1Q21	$30,693	$5,958	$1,839	$2,912	$1,502	$108	$6,361	$12,319	$18,175	$199	$18,374

4Q21	$29,158	$4,482	$1,355	$2,590	$1,169	$115	$5,229	$9,711	$19,087	$360	$19,447

1Q22 vs. 1Q21 % Change	22%	(7%)	(12%)	5%	(1%)	185%	2%	(3%)	38%	113%	39%

1Q22 vs. 4Q21 % Change	29%	23%	20%	18%	28%	168%	24%	24%	31%	18%	31%

Overview of results

Revenues

•

U.S. high-grade: U.S. high-grade commission revenue of $75.9 million (includes $23.0 million in fixed-distribution fees) decreased $10.4 million, or 12%, compared to $86.3 million (includes $21.0 million in fixed-distribution fees) in the prior year. The year-over-year decrease was principally due to lower average fee per million (“FPM”) and lower U.S. high-grade market volumes, partially offset by higher fixed-distribution fees. The decline in average FPM for high-grade to $154.57 in the current quarter, compared to $179.83 in the first quarter of 2021, was mainly due to the shorter duration of bonds traded (driven by higher bond yields and shorter years-to-maturity). There have been no changes to the U.S. high-grade fee plan.

—	Estimated U.S. high-grade market share in the first quarter of 2022 was 20.7%, slightly above the 20.5% recorded in the prior year period.

•

Other credit: Other credit commission revenue of $84.0 million (includes $8.2 million in fixed-distribution fees) decreased $1.3 million, or 2%, compared to $85.3 million (includes $6.4 million in fixed-distribution fees) in the prior year. The FPM for other credit products was $187.76 in the current quarter, compared to $201.78 in the first quarter of 2021. The decline in other credit FPM was due to a larger percentage of trading volume in local market emerging market bonds which have lower fees per million and dealer migration to fixed-distribution fee plans that command lower transaction fees.

—	Record quarterly emerging markets ADV of $3.1 billion increased 5%, with estimated market volume down 7%, compared to the prior year first quarter.

—	Record quarterly municipal bond ADV of $288 million increased 205% (up 32% excluding MuniBrokers variable commission related volume) driven by market share gains.

•

Total credit: Total credit ADV of $12.0 billion, was down 3%, with combined estimated U.S. high-grade and U.S. high-yield TRACE ADV down 9%. The first quarter of 2022 was the second best quarter of total credit trading volume. The FPM for total credit products was $174.54 in the current quarter, compared to $191.20 in the first quarter of 2021.

•

Rates: Total rates commission revenue of $6.3 million increased $2.0 million, or 49%, compared to the prior year, driven by record U.S. Treasury ADV of $25.1 billion, up 38% compared to the prior year. The average FPM for total rates products was $3.92 in the current quarter, compared to $3.70 in the first quarter of 2021.

•	Information & post-trade services: Information and post-trade services record combined revenue of $19.7 million increased $0.3 million, or 2%, compared to the prior year.

Expenses

•

Total expenses of $98.0 million increased $6.0 million, or 7%, driven principally by higher acquired intangible amortization and investments to enhance the trading system and data products. Depreciation and amortization expense increased $3.4 million due to higher software development depreciation expense and acquired intangible amortization expense. Technology and communication expenses increased $2.2 million due to higher subscription costs, market data expense and platform licensing fees.

Non-operating

•

Other income: Other income was $2.3 million in the first quarter of 2022, representing a $4.0 million increase compared to the prior year. The current quarter included a $1.6 million benefit related to the remeasurement of the contingent liability associated with the MuniBrokers acquisition, and a $1.3 million foreign currency transaction gain. The impact of these items was a net benefit of $0.06 per diluted share.

•

Tax rate: The effective tax rate for the first quarter of 2022 was 28.4%, compared to 21.0% for the first quarter of 2021. The higher effective tax rate for the current quarter, compared to the prior year, was driven by a decrease in estimated excess tax benefits related to share based compensation awards and the impact of a tax charge of $3.2 million, or $0.08 per diluted share, related to a settlement with the New York State tax authorities. Excluding the non-recurring tax charge, the first quarter of 2022 effective tax rate would have been 24.8%. The Company reconfirms its full-year 2022 effective tax rate guidance range of 24.0% to 26.0%, excluding the non-recurring tax charge.

Capital

•	The Company has $400.4 million in cash, cash equivalents and investments; there are no outstanding borrowings under the Company’s credit facilities.

•	A total of 101,514 shares were repurchased in the first quarter of 2022 at a cost of $38.8 million.

•	The Company’s Board of Directors declared a quarterly cash dividend of $0.70 per share, payable on May 18, 2022 to stockholders of record as of the close of business on May 4, 2022.

Other

•	The Company had record active total client firms of 1,913 and record international client firms of 975.

•	Employee headcount was 689 as of March 31, 2022, compared to 610 as of March 31, 2021, and 676 as of December 31, 2021.

Other highlights

•

The Company launched the MKTX U.S. Investment Grade 400 Corporate Bond Index (MKTX 400 Index), which leverages MarketAxess’ proprietary Relative Liquidity Score and Composite+ pricing engine to construct an index with improved liquidity, transparency and high availability of the constituent bonds.

•

Nash Panchal, previously with Goldman Sachs where he was Global Co-Head of Technology in the Goldman Sachs Asset Management division, was appointed Chief Information Officer on March 1, 2022. Nash will be integral in bringing clients the next generation of technology solutions needed to navigate the rapidly evolving electronic fixed-income markets.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and conference call information

Rick McVey, Chairman and Chief Executive Officer, Chris Concannon, President and Chief Operating Officer and Christopher Gerosa, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, April 20, 2022 at 10:00 a.m. EDT. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and using the conference ID: 5884229 for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 1,900 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through the full trading lifecycle, including automated trading solutions, intelligent data products and a range of post-trade services. Learn more at www.marketaxess.com and on Twitter @MarketAxess.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; adverse effects as a result of climate change or other ESG risks that could affect our reputation; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; reputational or credibility risks related to our data products and index business; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms; our vulnerability to cyber security risks; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

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Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

William McBride RF | Binder +1 917 239 6726

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2022	2021
	(In thousands, except per share data) (unaudited)
Revenues
Commissions	$166,113	$175,838
Information services	9,809	9,162
Post-trade services	9,912	10,261
Other	223	203

Total revenues	186,057	195,464

Expenses
Employee compensation and benefits	47,756	48,088
Depreciation and amortization	15,174	11,779
Technology and communications	12,192	10,036
Professional and consulting fees	9,621	9,640
Occupancy	3,387	3,317
Marketing and advertising	1,789	1,204
Clearing costs	4,575	4,694
General and administrative	3,459	3,232

Total expenses	97,953	91,990

Operating income	88,104	103,474
Other income (expense)
Investment income	59	107
Interest expense	(173)	(191)
Other, net	2,429	(1,589)

Total other income (expense)	2,315	(1,673)

Income before income taxes	90,419	101,801
Provision for income taxes	25,650	21,344

Net income	$64,769	$80,457

Per Share Data:
Net income per common share
Basic	$1.73	$2.15
Diluted	$1.71	$2.11

Cash dividends declared per common share	$0.70	$0.66

Weighted-average common shares:
Basic	37,384	37,470
Diluted	37,824	38,155

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended March 31,
	2022	2021
	Total Commissions Revenue
	(In thousands) (unaudited)
Transaction Fees
U.S. high-grade	$52,878	$65,356
Other credit [1]	75,804	78,899

Total credit	128,682	144,255
Rates [2]	6,191	4,143

Total transaction fees	134,873	148,398

Distribution Fees
U.S. high-grade	23,026	20,970
Other credit[1]	8,152	6,404

Total credit	31,178	27,374
Rates[2]	62	66

Total distribution fees	31,240	27,440

Total commissions	$166,113	$175,838

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$158.16	$185.07
U.S. high-grade - floating-rate	51.74	45.11

Total U.S. high-grade	154.57	179.83
Other credit [1]	187.76	201.78

Total credit	172.54	191.20

Rates[2]	3.92	3.70

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Rates includes U.S. Government bonds, agencies and other government bonds.

MarketAxess Holdings Inc. Consolidated Condensed Balance Sheet Data
	As of
	March 31, 2022	December 31, 2021
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$364,567	$506,735
Cash segregated under federal regulations	50,187	50,159
Investments, at fair value	35,875	36,078
Accounts receivable, net	75,520	63,881
Receivables from broker-dealers, clearing organizations and customers	721,127	408,346
Goodwill	154,789	154,789
Intangible assets, net of accumulated amortization	111,620	116,377
Furniture, equipment, leasehold improvements and capitalized software, net	95,302	96,061
Operating lease right-of-use assets	69,189	70,960
Prepaid expenses and other assets	29,309	27,066

Total assets	$1,707,485	$1,530,452

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$26,166	$59,719
Payables to broker-dealers, clearing organizations and customers	458,476	229,325
Income and other tax liabilities	42,614	40,456
Accounts payable, accrued expenses and other liabilities	70,297	71,218
Operating lease liabilities	86,391	88,425

Total liabilities	683,944	489,143

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	318,119	330,262
Treasury stock	(271,512)	(232,712)
Retained earnings	995,192	956,966
Accumulated other comprehensive loss	(18,381)	(13,330)

Total stockholders’ equity	1,023,541	1,041,309

Total liabilities and stockholders’ equity	$1,707,485	$1,530,452

MarketAxess Holdings Inc. Reconciliation of Non-GAAP Financial Measures
	Three Months Ended March 31,
	2022	2021
	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$64,769	$80,457
Add back:
Interest expense	173	191
Provision for income taxes	25,650	21,344
Depreciation and amortization	15,174	11,779

Earnings before interest, taxes, depreciation and amortization	$105,766	$113,771

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flows from operating activities	$(23,730)	$(23,159)
Exclude: Net change in trading investments	—	(5,495)
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	68,542	93,370
Less: Purchases of furniture, equipment and leasehold improvements	(1,396)	(4,257)
Less: Capitalization of software development costs	(9,425)	(8,075)

Free cash flow	$33,991	$52,384

MarketAxess Holdings Inc. Volume Statistics*
	Three Months Ended March 31,
	2022	2021
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$330,558	$349,815
U.S. high-grade - floating-rate	11,535	13,626

Total U.S. high-grade	342,093	363,441
Other credit	403,718	391,020

Total credit	745,811	754,461

Rates	1,581,234	1,120,868

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$5,518	$5,958
Other credit	6,487	6,361

Total credit	12,005	12,319

Rates	25,499	18,374

Number of U.S. Trading Days [1]	62	61
Number of U.K. Trading Days [2]	63	63

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. Government Bond trades are single-counted.